Exhibit 10.9

July 2, 2010

Lynda Ward Pierce

Dear Lynda:

On behalf of BrightSource Energy, Inc. (the “Company”), it is my pleasure to offer you a full-time, exempt position as Senior Vice President Human Resources, reporting to the CEO. Your position is based at our Corporate Headquarters located in Oakland, California. Subject to fulfillment of any conditions imposed by this letter, including completion of the Company’s application and pre-employment screening process, satisfactory reference checks and, where required by applicable specific project policies and procedures, drug test, your employment with the Company will commence on July 28, 2010 (the “Start Date”).

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States within three business days of your date of hire, or our employment relationship with you may be terminated.

Compensation. You will be paid semi-monthly, pursuant to the Company’s regular payroll policies. Your monthly salary will be $19,167.00, which is equivalent to $230,000.00 on an annualized basis, reduced by all applicable taxes and withholding (the “Base Salary”). The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

Sign On Bonus. In addition to your Base Salary, you will be entitled to a Sign-On Bonus in the gross amount of $10,000.00. The Sign-On Bonus will be payable on the first regular payroll following your Start Date, reduced by all applicable taxes and withholding. In the event that within the first year from your Start Date you voluntarily terminate your employment with the Company for any reason or your employment is involuntarily terminated by the Company for Cause, as defined below, you agree to repay 100% of the gross amount of the Sign-On Bonus by personal check or other negotiable instrument.

Incentive Bonus. In addition to your Base Salary, for each calendar year, subject to your active employment on the date of the bonus payment and in accordance with the Executive Short Term Incentive Plan then in effect, the Company may pay you an annual discretionary bonus, currently up to 35% of your then Base Salary (the ‘Target Bonus”), paid based on a determination by the Company’s Board of Directors that the Company has met its business objectives and based on a determination by your management that you have met your position requirements. Any bonus will be pro-rated from your Start Date and is typically paid in Q2 of the following calendar year.

1999 Harrison Street, Suite 2150 • Oakland, Ca 94612 • Telephone: 510-650-8161 • Fax: 510-550-8165 Email: info@brightsourceenergy.com • Website: www.brightsourceenergv.com

Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 230,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest with respect to 20% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/60 of the total number of the Option Shares. Vesting will depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

Change in Control. If a Change in Control (as defined below) occurs and upon or within twelve (12) months following such Change in Control, (i) you are terminated by the Company other than for Cause (as defined below) death or disability or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with the Company within thirty (30) days following such Constructive Termination, then the vesting on your option to acquire Option Shares shall immediately accelerate as to 125,000 Option Shares (or such smaller number of unvested Option Shares covered by your option at such time).

A “Change in Control” means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of Company is acquired by a person or entity or group of related persons or entities (other than acquisitions by (A) the Company, (B) an Excluded Entity (as defined in subsection (ii) below), or (C) any Company benefit plan; or (ii) any reorganization, consolidation or merger of the Company other than a transaction where the holders of the outstanding voting securities of the Company immediately before the transaction continue to directly or indirectly hold more than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction (an “Excluded Entity”); or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of the Company’s Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) above).)

Notwithstanding anything stated herein, a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction. For clarity, the term “Change in Control” as defined herein shall not include stock sale transactions by the Company or equity financings by the Company.

A termination for “Cause” will exist at any time after the happening of one or more of the following events: (i) willful misconduct in the performance of your duties to the Company provided such failure has not been cured within 30 days following a written notice from the Company; (ii) commission of any act of fraud with respect to Company; (iii) your conviction of a felony involving moral turpitude that is reasonably likely to cause material harm to the standing or reputation of Company or that is committed in the performance of your duties to the Company; (iv) material and willful failure to follow the lawful written directions of the Company’s Board of Directors or Chief Executive Officer, provided such failure has not been cured within 30 days following a written notice from the Board of Directors of the Company or the Chief Executive Officer, as applicable; or (v) material violation of the Company’s Code of Business Conduct and Ethics.

A “Constructive Termination” means the occurrence of any of the following events which has not been cured by the Company within thirty (30) after written notice thereof has been given by you to the Company (which you are required to give to the Company within thirty (30) days after the initial occurrence of the applicable event described below): (i) a material reduction in your base salary not agreed to by you (other than in connection with a general decrease in base salaries for similarly situated employees); (ii) a material reduction in your job duties and responsibilities, not agreed to by you, that is inconsistent with your prior duties and responsibilities (other than such a material reduction that occurs by reason of the Company becoming a division of a larger organization so long as you continue to be employed in a role that is reasonably related to your prior duties taking into consideration the integration of the Company into such organization); or (iii) a requirement that you relocate to an office outside of the San Francisco Bay Area.

Benefits Plans. Currently the Company provides benefits, payroll, and certain human resource management services through TriNet Employer Group (“TriNet”) to all its employees. TriNet is a professional employer organization contracted by the Company to perform these selected employer responsibilities on the Company’s behalf. The Company will provide you with the opportunity to participate in the standard health and other benefits plans currently available to other Company employees administered through TriNet, subject to any eligibility requirements imposed by such plans. Currently, the Company contributes up to $ 1,200 per month toward whatever plan you elect. You will be provided with more detailed information specific to individual Plan offerings under separate cover.

In addition, the Company offers the opportunity to participate in a traditional and Roth 401k Plan administered by Fidelity Investments. The Company does not currently provide an employer match to any such employee Plan contributions. While you are employed by the Company, the Company will also provide you with a cell phone and cover the associated costs and service fees.

Paid Time Off. As of the Start Date, you will accrue and be entitled to Paid Time Off (PTO) at an initial annual maximum rate of 15 days, consistent with the Company’s standard policies. In addition, the Company offers its employees 11 paid Company-designated and two floating holidays annually.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your signing and returning the Company’s standard Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), a copy of which is enclosed for your review and signature, prior to your Start Date.

At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties, Also, we expect you to abide by any obligations to refrain from improper solicitation of any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer and will not tolerate the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status to the extent protected by applicable law. If you have any questions regarding this Equal Employment Opportunity statement or your related obligations, please let us know.

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment. This letter will be governed by the laws of the State of California without regard to its conflicts of law provisions.

Once again, we are delighted to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before July 9, 2010.

Very truly yours,		ACCEPTED AND AGREED:

BRIGHTSOURCE ENERGY, INC.		LYNDA WARD PIERCE

By:	/s/ John Woolard	/s/ Lynda Ward Pierce
Title:	CEO	Signature

Date:	July 6, 2010	Date:
July 5, 2010